McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109-1775
Office: 617/535-4034
Facsimile: 617/535-3800

                                                                                                                                                               July 10, 2013

VIA EDGAR

Rufus Decker, Accounting Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C. 20549-0405

Re:   Comment Letter Dated
         July 1, 2013 Regarding
         Barnes Group Inc.
         Form 10-K for the fiscal year Ended December 31, 2012
         Filed February 25, 2013
         Form 10-Q for the period Ended March 31, 2013
         Filed April 29, 2013
         File No. 1-4801

Dear Mr. Decker:

This to confirm on behalf of Barnes Group Inc. (the "Company") that the Company intends to respond to the comment letter by response letter filed on EDGAR as soon as practicable and not later than August 6, 2013, as discussed with your colleague Edward M. Kelly in a telephone conversation today.

Very truly yours,

/s/ David A. Cifrino, P.C.

cc:  Edward M. Kelly, SEC
       Lisa Etheredge, SEC
Jeanne Baker, SEC
Pamela A. Long, SEC
Claudia S. Toussaint, Barnes Group Inc.